UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  8/4/2014

Commission file number: 000-54046

GREENPLEX SERVICES, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0856924
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

2525 East 29th Ave.

Suite. 10-B

Spokane, WA 99223

 (Address of principal executive offices)

(208) 591-32810

(Registrant’s telephone number)

_____________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

ITEM 1.01  Entry into a Material Definitive Agreement

Shares Purchased

On August 4, 2014, GreenPlex Services, Inc. (“GreenPlex”) entered into a definitive stock purchase agreements with three unaffiliated accredited investors who purchased 400,000 shares of restricted common stock in aggregate at $.15 per share.  In addition to the issuance of the restricted common stock, the company issued 200,000 three year stock purchase warrants for common stock which have an exercise price of $.60 per share.

There were no fees, commissions or professional fees for services rendered in connection with the sale of the common stock and warrants.  The transaction was arranged and undertaken by the officers of GreenPlex.

Amended Option to Joint Venture

On March 24, 2014 GreenPlex and C.S. Analytics LLC executed an Option to Enter into a Joint Venture agreement under which Greenplex has the option to enter into a 50/50 joint venture with C.A.  Analytics LLC upon payment of capital contributions in the amount of $1,500,000 for the formation of the joint venture limited liability company to be named the CannaSafe-Greenplex LLC.  The $1.5 million capital contribution is to be in two tranches, $750,000 upon closing of the joint venture and execution of the Operating Agreement and $750,000 within 45 days thereafter.  CannaSafe will contribute certain business assets, technology, know how, test protocols, and assets valued at $1,500,000 to the joint venture company at closing.  GreenPlex paid a $50,000 option fee with regard to the original option agreement, then paid an additional $50,000 to extend the option period from May 26, 2014 to July 10, 2014 and another $30,000 on August 4, 2014 to further extended the Option to September 15, 2014.  The aggregate $130,000 in option fees has been paid by Greenplex, plus a loan in the amount of $20,000, for a total of $150,000 which is creditable towards the first tranche of capital contribution due from GreenPlex at closing.  Of this $150,000, $130,000 is non-refundable if the Joint Venture is not formalized.

The aggregate of $130,000, plus $20,000 in loans, which will be forgiven, will all creditable toward the first tranche of the capital contribution due from GreenPlex at the closing, but $130,000 is non-refundable if the JV is not formalized.  The purpose of the joint venture is to operate a cannabis testing facility in Pullman, Washington, and to expand to other states.  A draft joint venture Operating Agreement pursuant to which the parties would form the joint venture was attached as an exhibit to the option agreement.  C.S. Analytics LLC is based in Temecula, California and is the only ISO/IEC 17925-2005 accredited cannabinoid profiling laboratory in the United States.  C.A. Analytics LLC is accredited in accordance with the recognized International Standard ISO/IEC 17025-2005 and this accreditation demonstrates technical competence for a defined scope and operation of a laboratory quality management system.

ITEM 3.02.Unregistered Sales of Securities.

On August 4, 2014, Greenplex Services, Inc. (“GreenPlex”) entered into a definitive stock purchase agreements with three unaffiliated accredited investors who purchased 400,000 unregistered shares, in aggregate, of Par Value ($0.0001) common stock from its treasury at $0.15 per share in exchange for a total of $60,000 cash.  In addition to the issuance of the restricted common stock, the company issued 200,000 three year stock purchase warrants which have an exercise price of $.60 per share.  The Company sold these restricted shares to further capitalize the Company in order to pay operating expenses, to extend it option to purchase with C and to assist in executing it business plan.

In the issuance of the securities referenced under Item 1.01 of this report we are relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for sales to sophisticated investors given full disclosure.  We believed that Section 4(2) was available because the offer and sale did not involve a public offering and there was not general solicitation or general advertising involved in the offer or sale and no fees were paid in connection with the transaction.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement, entered into by the Company on August 4, 2014.
10.2	Amended Option to Joint Venture agreement with C.S. Analytics LLC dated August 4, 2014

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenplex Services, Inc. (Registrant)

Date: August 8, 2014 By: /s/ Victor T. Foia Victor T. Foia President and CEO

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